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The following is the transcript from a television program which aired on February 10, 2004:

transcript

MEDIA:	Television
STATION:	CNBC
MARKET:	National Cable
DATE:	02/10/04
TIME:	10:45 AM ET
SHOW:	Morning Call
SUBJECT:	CEO of ChipPAC Interview

Liz Claman, Anchor:

Welcome back. Semiconductor chip testing company ChipPAC announcing this morning it has agreed to be acquired by Singapore’s St Assembly Test Services. The deal, valued at 1.6 billion dollars, would create the world’s third largest chip assembler. Let’s look at shares of the two companies. We’ve got ChipPAC up a dollar and six cents St Assembly is down a dollar 74. Those are ADRs there. Joining us now from Mountain View, California, is ChipPAC’s chairman and CEO Dennis McKenna. Good morning, Mr. McKenna.

Dennis McKenna, Chairman and CEO, ChipPAC:

Good morning, Liz.

Claman:

Well, this is a rather interesting deal and the stock is, at least yours, moving considerably higher. St Assembly’s offer values your shares at about 11.60 each. That is a 47 percent premium over yesterday’s closing price. What’s the best part of what they are getting from your company?

McKenna:

Well, they’re getting one of the leaders in semiconductor assembly and product development for semiconductor chips and we have extensive manufacturing operations in the fastest growing regions for consumption of electronics and the manufacturing of semiconductor chips in Korea, in China and Malaysia. So they’re getting an extensive asset base and technology base and a very strong customer portfolio.

transcript

Claman:

Okay, speaking of customers, let’s talk about how smooth the execution of the merger will be. Talk about the synergies. Do you have similar customers or lots of different names here that might fit like a puzzle piece?

McKenna:

Well, that’s exactly it. We have very little overlap in customers, in manufacturing operations, in products. I think we have collectively maybe two or three customers that are overlapping and those customers were not doing the some kind of services, so we believe we can bring the strengths of both companies, their strength in semiconductor testing, our strength in package development and assembly to each customer’s collective base.

Claman:

Let me get housekeeping out of the way. What role will you play in the new company, if at all, and secondly, what kind of layoffs might we see from the merger?

McKenna:

I’ll be joining the company after the close of the deal, which we expect to be in approximately three to four months by the end of quarter two, as vice chairman and a member of the board of directors. As far as the employees of the company go and, again, the power of this merger is that there’s very little overlap and collectively we’ll have 8,000 employees with less than one percent expected to be impacted.

Claman:

Combined company revenues?

McKenna:

The exit rate in Q4 was roughly 248 million dollars. We’re exceeding a one billion dollar run rate at this point.

Claman:

There’s a real high cyclicality to this industry. How do you feel about what point we are at in the cycle right now, and is IT spending coming back at a rate that you’re comfortable with for the combined company and all that you can output?

transcript

McKenna:

That’s why we’re very excited about this merger because we believe we’re at the beginning of this up cycle in the semiconductors and we’ve got some room to run and, given the strengths that we both bear into our customer base, that we expect to accelerate and we’ve got a long run ahead, that we think we can grow at a much faster rate than the overall semiconductor industry.

Claman:

St Assembly Test Services is pretty much Singapore-state controlled. Did that factor at all into any maybe reservations that you had about merging your company with them?

McKenna:

Not at all. They’re a very supportive organization relative to investing in development areas for their portfolio companies, so we don’t see that as impacting our ability to grow or make the kind of decisions that we think we need to grow mutually.

Claman:

Your stock is up 13 percent on the news today. Our thanks to you for coming on “Morning Call.”

McKenna:

Thank you very much.

Claman:

ChipPAC chairman and CEO Dennis McKenna live from Mountain View, California.

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